                                             -----------------------------------
                                                        OMB APPROVAL
                                             -----------------------------------
                                             OMB NUMBER                3235-0059

                                             EXPIRES:            AUGUST 31, 2004

                                             ESTIMATED AVERAGE BURDEN
                                             HOURS PER RESPONSE............14.73
                                             -----------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

         Filed by the Registrant / /
         Filed by a Party other than the Registrant /X/

         Check the appropriate box:

         /X/   Preliminary Proxy Statement
         / /   Confidential, for Use of the Commission Only (as permitted by
               Rule 14a-6(e)(2))
         / /   Definitive Proxy Statement
         / /   Definitive Additional Materials
         / /   Soliciting Material Pursuant to Section 240.14a-12

                              TAUBMAN CENTERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           SIMON PROPERTY GROUP, INC.
                        SIMON PROPERTY ACQUISITIONS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /    No fee required.

/X/    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:
              Common Stock, par value $.01 per share, of Taubman Centers, Inc.

       (2) Aggregate number of securities to which transaction applies: based on the Registrant's Schedule 14D-9 filed on December 11, 2002 and the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2002, 62,183,643 shares of Common Stock, consisting of (i) 52,205,122 outstanding shares of Common Stock,
              (ii) 2,269 shares of Common Stock issuable upon conversion of the 31,767,066 outstanding shares of Series B Non-Participating Convertible Preferred Stock, (iii) 7,097,979 shares of Common Stock issuable upon conversion of outstanding partnership units of The Taubman Realty Group Limited Partnership ("TRG") and (iv) 2,878,273 shares of Common Stock issuable upon the conversion of outstanding options (each of which entitles the holder thereof to purchase one partnership unit of TRG which, in turn, is convertible into one share of Common Stock).

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): As provided by Rule 0-11(c), the filing fee is based upon 1/50th of 1% of $18.00, the amount offered to be paid per share of Common Stock in connection with the tender offer being made in connection with this proxy solicitation, multiplied by 62,183,643 shares of Common Stock. (4) Proposed maximum aggregate value of transaction:
              $1,119,305,574.

       (5)    Total fee paid: $223,861.11.

/ /    Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid: $223,861.11.

       (2) Form, Schedule or Registration Statement No.: Schedule TO, File No. 005-42862 and Amendment No. 1 to the Schedule TO.

       (3) Filing Party: Simon Property Group, Inc.; Simon Property Acquisitions, Inc.

       (4)    Dates Filed: December 5, 2002 and December 16, 2002.

                  Preliminary Materials dated December 16, 2002

       -------------------------------------------------------------------
       This proxy statement will be revised to reflect actual facts at the time of filing of the definitive proxy statement.
       -------------------------------------------------------------------

                       SOLICITATION OF AGENT DESIGNATIONS
                             IN CONNECTION WITH THE
                    CALL OF A SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                              TAUBMAN CENTERS, INC.

                       PRELIMINARY SOLICITATION STATEMENT
                                       OF
                           SIMON PROPERTY GROUP, INC.
                        SIMON PROPERTY ACQUISITIONS, INC.

TO THE SHAREHOLDERS OF TAUBMAN CENTERS, INC.:

       This Solicitation Statement (this "Solicitation Statement") and the enclosed GREEN Appointment of Designated Agents ("Agent Designations") are being furnished to holders of outstanding shares of common stock, par value $.01 per share ("Common Stock" or the "Shares"), and Series B Non-Participating Convertible Preferred Stock, par value $.001 per share ("Series B Preferred Stock"), of Taubman Centers, Inc., a Michigan corporation (the "Company"), in connection with the solicitation (this "Solicitation") of Agent Designations by and on behalf of Simon Property Group, Inc. ("SPG Inc."), a Delaware corporation and Simon Property Acquisitions, Inc. (including any successor thereto, the "Purchaser" and, together with SPG Inc., "SPG"), a Delaware corporation and a wholly owned subsidiary of SPG Inc., to provide for the call of a special meeting of shareholders of the Company for the purposes described herein (the "Special Meeting"). The date of this Solicitation Statement is January __, 2003.

       This Solicitation Statement and the enclosed GREEN Agent Designation are first being sent or given to the Company's shareholders on or about January __, 2003.

--------------------------------------------------------------------------------
                                    IMPORTANT

THE PURPOSE OF THIS SOLICITATION IS TO FACILITATE THE CONSUMMATION OF THE PURCHASER'S PENDING TENDER OFFER FOR ALL OF THE OUTSTANDING SHARES AT A PRICE OF $18.00 PER SHARE IN CASH BY URGING YOU TO CALL THE SPECIAL MEETING. FOR A DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFER (AS SUCH TERM IS DEFINED BELOW), SEE "THE TENDER OFFER AND ACCOMPANYING LITIGATION."

OVER THE PAST SEVERAL MONTHS, THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") UNILATERALLY HAS TAKEN ACTIONS TO DISENFRANCHISE THE COMPANY'S COMMON SHAREHOLDERS AND FRUSTRATE THEIR ABILITY TO RECEIVE $18.00 PER SHARE IN CASH IN THE OFFER. SPG BELIEVES THAT THE COMPANY'S COMMON SHAREHOLDERS, AND NOT THE TAUBMAN FAMILY, SHOULD HAVE THE OPPORTUNITY TO DECIDE THE FUTURE OF THE COMPANY AND TO RECEIVE $18.00 PER
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SHARE IN CASH FOR THEIR SHARES IN THE OFFER. THEREFORE, SPG URGES YOU RETURN THE GREEN AGENT DESIGNATION TO FACILITATE THE CALLING OF THE SPECIAL MEETING.

AT THE SPECIAL MEETING, THE COMPANY'S SHAREHOLDERS WILL HAVE THE OPPORTUNITY TO VOTE ON PROPOSALS TO REMOVE IMPEDIMENTS TO THE OFFER, INCLUDING A PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION (AS AMENDED, THE "CHARTER") IN ORDER TO SATISFY THE EXCESS SHARE CONDITION (AS DEFINED BELOW) TO THE OFFER.

BY RETURNING THE GREEN AGENT DESIGNATION, YOU WILL FACILITATE THE CALLING OF THE SPECIAL MEETING AT WHICH THE COMPANY'S SHAREHOLDERS MAY TAKE ACTIONS THAT WILL EXPRESS TO THE COMPANY BOARD THE SHAREHOLDERS' DESIRE TO ACCEPT THE OFFER AND TO HAVE THE COMPANY BOARD TAKE ACTIONS TO MAKE THAT POSSIBLE. FOR A DESCRIPTION OF THE ACTIONS PROPOSED TO BE TAKEN AT THE SPECIAL MEETING, SEE "THE SPECIAL MEETING."
--------------------------------------------------------------------------------

       Executed Agent Designations should be delivered, by fax or by mail (using the enclosed envelope), to SPG's Information Agent, MacKenzie Partners, Inc. ("MacKenzie Partners"), for delivery to the Company, on or before January __, 2003 or such later date as SPG may from time to time establish in accordance with the procedures set forth under the heading "Agent Designation Procedures."

       PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN AGENT DESIGNATION IN THE ENCLOSED ENVELOPE TODAY!

       SIGNING AN AGENT DESIGNATION WILL NOT AFFECT YOUR ABILITY TO VOTE FOR OR AGAINST ANY PROPOSALS PRESENTED AT THE SPECIAL MEETING.

       Pursuant to this Solicitation Statement, SPG is soliciting Agent Designations from the holders of outstanding shares of Common Stock and Series B Preferred Stock to call the Special Meeting. By signing an Agent Designation you will designate specified persons as your agents and will authorize those persons to call the Special Meeting, to be held at a place and time to be determined, within approximately ___ days following the date on which SPG receives Agent Designations from the Requisite Holders (as defined below) or the date on which the circuit court of Oakland County, Michigan orders that the Special Meeting be called and held. At the Special Meeting, SPG will, among other things, ask you to consider and vote upon the proposals described below under the heading "The Special Meeting - The Proposals" (the "Proposals"). The purpose of the Proposals is to facilitate the consummation of the Offer. The Proposals include:

       o a proposal to amend the Charter to provide that the purchase by the Purchaser of all of the Shares tendered pursuant to the Offer would not trigger the Excess Share Provision (as defined below) (the "Excess Share Proposal"); and

       o a proposal urging the Company Board to pass a resolution approving the Offer in order to satisfy the Business Combination Condition (as defined below) if the Company Board opts into the Michigan Business Combination Act (as defined below).

       Two-thirds (2/3) of the voting power of the Company's voting securities is needed to approve the Excess Share Proposal. The Taubman family purports to control 33.6% of the voting power of the Company's voting securities, primarily through its ownership of Series B Preferred Stock, giving them an effective veto over any potential takeover. SPG , as well as other shareholders of the Company, have commenced litigation regarding the legality of the voting rights of the Series B Preferred Stock and the New 3% Shares (as defined below) held or controlled by the Taubman family and the ability of the Taubman family to vote these shares so as to prevent the Company's common shareholders from receiving $18.00 per Share in cash pursuant to the Offer.

       SPG BELIEVES THAT THE COMPANY BOARD (OR A COMMITTEE OF ITS DIRECTORS INDEPENDENT OF THE HOLDERS OF THE SERIES B PREFERRED STOCK) AND THE TAUBMAN FAMILY, EACH AS FIDUCIARIES FOR THE COMMON SHAREHOLDERS, COULD AND SHOULD TAKE ALL NECESSARY ACTIONS TO REMOVE IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER.

       For the Special Meeting to be called and held pursuant to the Company's by-laws, Agent Designations in favor of calling the Special Meeting must be executed by and received from the record holder or holders of not less than 25% of all of the shares entitled to vote at such meeting (the "Requisite Holders"). Alternatively, if Agent Designations in favor of calling the Special Meeting are executed by and received from the record holder or holders of not less than 10% of all of the shares of capital stock entitled to vote at such meeting, application may be made, pursuant to Section 403 of the Michigan Business Corporation Act to the circuit court of Oakland County, Michigan (the county in which the Company's principal office is located), to order, for good cause shown, that the Special Meeting be called and held.

       IF YOU BELIEVE THAT YOU (AND NOT THE TAUBMAN FAMILY) SHOULD HAVE THE OPPORTUNITY TO DECIDE THE FUTURE OF YOUR COMPANY AND THAT YOU SHOULD HAVE THE OPPORTUNITY TO RECEIVE $18.00 PER SHARE IN CASH FOR ALL OF YOUR SHARES, SPG URGES YOU TO SIGN AND RETURN YOUR GREEN AGENT DESIGNATION PROMPTLY.

       This Solicitation is being made by SPG, and not on behalf of the Company Board. At this time, SPG is only soliciting your Agent Designation for the purpose of calling the Special Meeting. SPG is not currently seeking your proxy, consent or authorization for approval of the Proposals at the Special Meeting. After the Special Meeting has been called, SPG will send you proxy materials urging you to vote in favor of the Proposals.

       YOUR AGENT DESIGNATION IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. FAILURE TO EXECUTE A GREEN AGENT DESIGNATION HAS THE SAME EFFECT AS OPPOSING THE CALL OF THE SPECIAL MEETING AND MAY IMPEDE CONSUMMATION OF THE OFFER AND THEREBY THE ABILITY OF THE COMMON SHAREHOLDERS TO RECEIVE $18.00 PER SHARE IN CASH FOR THEIR SHARES PURSUANT TO THE OFFER.

       If your Shares are registered in your own name, please sign, date and mail the enclosed GREEN Agent Designation to MacKenzie Partners in the postage-paid envelope provided. If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only the brokerage firm, bank, bank nominee or other institution can execute an Agent Designation for such Shares and will do so only upon receipt of specific instructions from the beneficial owner of such Shares. Accordingly, each shareholder who holds Shares through a nominee such as a brokerage firm, bank, bank nominee or other institution must contact the person responsible for the shareholder's account and advise that person to execute and return the accompanying GREEN Agent Designation. SPG urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to SPG, care of MacKenzie Partners at the address below, so that SPG will be aware of all instructions given and can attempt to ensure that such instructions are followed.

       IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING OR DELIVERING YOUR GREEN AGENT DESIGNATION OR REQUIRE ASSISTANCE, PLEASE CONTACT:

                         [MACKENZIE PARTNERS, INC. LOGO]
                               105 MADISON AVENUE
                            NEW YORK, NEW YORK 10016

                          CALL COLLECT: (212) 929-5500
                                       OR
                         CALL TOLL-FREE: (800) 322-2885
                               FAX: (212) 929-0308

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

INTRODUCTION............................................................     1

THE TENDER OFFER AND ACCOMPANYING LITIGATION............................     4

BACKGROUND OF THE TENDER OFFER..........................................     7

THE SPECIAL MEETING.....................................................    12
         GENERAL........................................................    12
         THE PROPOSALS..................................................    13

RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS......................    15

AGENT DESIGNATION PROCEDURES............................................    16

CERTAIN INFORMATION ABOUT THE COMPANY...................................    18

CERTAIN INFORMATION ABOUT SPG INC., SPG L.P. AND THE PURCHASER..........    19

SOLICITATION EXPENSES AND PROCEDURES....................................    20

SHAREHOLDER PROPOSALS...................................................    21

OTHER INFORMATION.......................................................    21

SCHEDULE I..............................................................   I-1

SCHEDULE II.............................................................  II-1

SCHEDULE III............................................................ III-1

                                  INTRODUCTION

       On October 16, 2002, David Simon, Chief Executive Officer of Simon Property Group, Inc. ("SPG Inc."), a Delaware corporation and the general partner and the owner of the majority of the equity interests of Simon Property Group, L.P., a Delaware limited partnership ("SPG L.P."), called Robert S. Taubman, Chairman of the Board of Directors, President and Chief Executive Officer of Taubman Centers, Inc., a Michigan corporation (the "Company"), to express SPG Inc.'s interest in pursuing a business combination between SPG Inc. and the Company. Later that day, Mr. Simon sent a letter to Mr. Taubman containing a written proposal describing SPG Inc.'s interest in a business combination with the Company.

       On October 22, 2002, SPG Inc. delivered a letter to the Company containing an offer to acquire the Company by SPG Inc. in a negotiated transaction, in which holders of all the outstanding shares of common stock, par value $.01 per share (the "Common Stock" or the "Shares"), of the Company would receive $17.50 in cash per share. The terms of the offer further provided that SPG Inc. would be prepared to purchase, either for cash or through an exchange of partnership interests in SPG L.P. all of the limited partnership interests in The Taubman Realty Group Limited Partnership ("Taubman L.P."), the Company's operating partnership and all of the Company's Series B Non-Participating Convertible Preferred Stock, par value $.001 per share ("Series B Preferred Stock"). On October 28, 2002, the Board of Directors of the Company (the "Company Board") rejected SPG Inc.'s offer, stating that any discussions regarding a transaction would not be productive because the Taubman family (with its purported greater than 30% voting stake) had informed the Company Board that it is categorically opposed to the sale of the Company.

       On November 13, 2002, SPG Inc. delivered a letter to the Company Board setting forth the terms of its proposed business combination with the Company, and calling on the Company Board for assistance in surmounting the obstacles to such a business combination presented by the Company's corporate governance structure. This letter was publicly disclosed by means of a press release. Within one hour of SPG Inc.'s press release, the Company issued a press release that categorically rejected SPG Inc.'s proposal.

       On December 5, 2002, Simon Property Acquisitions, Inc. (including any successor thereto, the "Purchaser" and, together with SPG Inc., "SPG"), a Delaware corporation and a wholly owned subsidiary of SPG Inc., commenced a tender offer to purchase all the outstanding Shares at a price of $18.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in an Offer to Purchase dated December 5, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

       On December 11, 2002, the Company filed a Schedule 14D-9 (the "Company
Schedule 14D-9") with the Securities and Exchange Commission (the "Commission") recommending that the Company's common shareholders reject the Offer. The recommendation was made despite the fact that the Offer Price represents a 35% premium over the $13.32 closing price of the Common Stock on October 15, 2002 (the last trading day prior to SPG Inc.'s initial private communication to the Company expressing its interest in pursuing a business combination). SPG does not believe that the recommendation is in the best interests of the Company's common shareholders because SPG believes the Company's common shareholders should be given the opportunity to decide for themselves whether to tender their Shares and receive $18.00 in cash per Share in the Offer.

       The Taubman family purportedly holds a significant voting stake in the Company that may impede the potential sale of the Company, including the satisfaction of certain conditions to the consummation of the Offer. SPG believes that the Taubman family's purported control position was improperly granted in connection with a restructuring transaction in 1998 that was not approved by the Company's common shareholders or adequately disclosed. The Taubman family's purported control position results from the issuance in 1998 of approximately 32 million shares of Series B Preferred Stock to holders of Taubman L.P. partnership units (other than the Company), approximately 25 million of which were issued to Taubman family members and affiliates. The issuance of the Series B Preferred Stock purportedly increased the voting power of the Taubman family in the Company from less than 1% to in excess of 30% and the exercise of options by the Taubman family and the grant of irrevocable proxies by several close associates of the Taubman family purportedly further increased their voting power to 33.6%, giving the Taubman family an effective veto over any potential takeover. Moreover, the assertion that the Taubman family's Series B Preferred Stock has voting rights, in the absence of shareholder approval, conflicts with the requirements of Chapter 7B (the "Michigan Control Share Act") of the Michigan Business Corporation Act (the "MBCA").

       On December 5, 2002, SPG filed a complaint in the United States District Court for the Eastern District of Michigan (the "Complaint") against the Company, the Company Board and certain members of the Taubman family. Among other things, the Complaint seeks to invalidate the veto power over the Offer that the Taubman family purports to wield, and upon which the Company Board is implicitly relying. SPG also asserts in the Complaint that the defendants are violating Michigan law by engaging in conduct that is designed to impede the Offer and injure the Company's shareholders.

       If the Series B Preferred Stock held or controlled by the Taubman family is not invalidated and the Taubman family continues to oppose the Offer, unless the Company Board takes all necessary actions to remove the impediments to the consummation of the Offer, the conditions to the consummation of the Offer will not be able to be satisfied and the Company's common shareholders will not have the opportunity to receive $18.00 per Share in cash pursuant to the Offer. Therefore, SPG urges the Company Board to take the actions described below to facilitate the consummation of the Offer.

       The purpose of this Solicitation is to facilitate the consummation of the Offer by urging you to call the Special Meeting. At the Special Meeting, SPG will, among other things, ask you to consider and vote upon the proposals described below under the heading "The Special Meeting - The Proposals" (the "Proposals"). The Proposals include:

       o a proposal to amend the Company's Restated Articles of Incorporation (as amended, the "Charter") to provide that the purchase by the Purchaser of all of the Shares tendered pursuant to the Offer would not trigger the Excess Share Provision (as defined below) (the "Excess Share Proposal"); and

       o a proposal urging the Company Board to pass a resolution approving the Offer in order to satisfy the Business Combination Condition (as defined below) if the

              Company Board opts into Chapter 7A (the "Michigan Business Combination Act of the MBCA.

       Two-thirds (2/3) of the voting power of the Company's voting securities is needed to approve the Excess Share Proposal. The Taubman family purports to control 33.6% of the voting power of the Company's voting securities, primarily through its ownership of Series B Preferred Stock, giving them an effective veto over any potential takeover. SPG, as well as other shareholders of the Company, have commenced litigation regarding the legality of the voting rights of the Series B Preferred Stock and the New 3% Shares (as defined below) held or controlled by the Taubman family and the ability of the Taubman family to vote these shares so as to prevent the Company's common shareholders from receiving $18.00 per Share in cash pursuant to the Offer.

       SPG BELIEVES THAT THE COMPANY BOARD (OR A COMMITTEE OF ITS DIRECTORS INDEPENDENT OF THE HOLDERS OF THE SERIES B PREFERRED STOCK) AND THE TAUBMAN FAMILY, EACH AS FIDUCIARIES FOR THE COMMON SHAREHOLDERS, COULD AND SHOULD TAKE ALL NECESSARY ACTIONS TO REMOVE IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER.

       A Tender Offer Statement on Schedule TO (which includes the Offer to Purchase) relating to the Offer was filed by SPG with the Commission on December 5, 2002. Such documents and any amendments or supplements thereto may be obtained from the Commission, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such materials also are available for inspection and copying at the principal office of the Commission at the address set forth immediately above, and at the Commission's regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. This information also is available without charge on the Commission's website at www.sec.gov.

       Shares are only being sought for tender by means of and pursuant to the terms of the Offer to Purchase and related Letter of Transmittal, as filed by SPG with the Commission as exhibits to the Purchaser's Tender Offer Statement on Schedule TO on December 5, 2002.

       IF YOU BELIEVE THAT YOU (AND NOT THE TAUBMAN FAMILY) SHOULD HAVE THE OPPORTUNITY TO DECIDE THE FUTURE OF YOUR COMPANY AND THAT YOU SHOULD HAVE THE OPPORTUNITY TO RECEIVE $18.00 PER SHARE IN CASH FOR ALL OF YOUR SHARES, SPG URGES YOU TO COMPLETE, SIGN AND RETURN YOUR GREEN AGENT DESIGNATION PROMPTLY.

       CALLING THE SPECIAL MEETING IS AN IMPORTANT STEP IN FACILITATING THE CONSUMMATION OF THE OFFER. SIGNING AN AGENT DESIGNATION WILL NOT AFFECT YOUR ABILITY TO VOTE FOR OR AGAINST ANY PROPOSAL PRESENTED AT THE SPECIAL MEETING.

       SIGNING AND RETURNING AN AGENT DESIGNATION CARD WILL NOT CONSTITUTE A TENDER OF YOUR SHARES PURSUANT TO THE OFFER OR OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER. YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER TO PURCHASE

AND THE RELATED LETTER OF TRANSMITTAL IF YOU WISH TO PARTICIPATE IN THE OFFER.

                  THE TENDER OFFER AND ACCOMPANYING LITIGATION

       On December 5, 2002, the Purchaser commenced a tender offer to purchase all the outstanding Shares of the Company at a price of $18.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in an Offer to Purchase dated December 5, 2002 and in the related Letter of Transmittal.

       The purpose of the Offer is for SPG Inc. to acquire control of, and ultimately all the Common Stock of, the Company. If the Offer is consummated, SPG Inc. currently intends, as soon as practicable following the consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination (the "Proposed Merger") with the Purchaser or another subsidiary of SPG Inc., pursuant to which each then outstanding Share (other than Shares held by the Purchaser, SPG Inc. or its other subsidiaries) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest. Consummation of the Offer is subject to the terms and conditions described in the Offer to Purchase and the related Letter of Transmittal, copies of which are available upon request from SPG Inc.'s and the Purchaser's Information Agent, MacKenzie Partners, Inc. ("MacKenzie Partners"), at the telephone numbers and address listed above. The Offer is not being made for shares of Series A Cumulative Redeemable Preferred Stock, $.01 par value, of the Company (the "Series A Preferred Stock") or the Series B Preferred Stock. Each outstanding share of Series A Preferred Stock and Series B Preferred Stock would remain outstanding following consummation of the Proposed Merger.

       The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn on or prior to the expiration of the Offer such number of Shares that represents, together with Shares owned by the Purchaser, SPG Inc. or any of its other subsidiaries, at least two-thirds (2/3) of the total voting power (as described in the Offer to Purchase) of the Company (the "Minimum Tender Condition"), (ii) the Purchaser being satisfied, in its sole discretion, that after consummation of the Offer none of the Shares acquired by the Purchaser shall be deemed "Excess Stock" (as defined in the Company's Charter (the "Excess Share Condition")), (iii) full voting rights for all Shares to be acquired by the Purchaser pursuant to the Offer having been approved by the shareholders of the Company pursuant to the Michigan Control Share Act or the Purchaser being satisfied, in its sole discretion, that the provisions of such statute are invalid or otherwise inapplicable to the Shares to be acquired by the Purchaser pursuant to the Offer (the "Control Share Condition") and (iv) the Purchaser being satisfied, in its sole discretion, that, after consummation of the Offer, the Michigan Business Combination Act will not prohibit for any period of time, or impose any shareholder approval requirement with respect to, the Proposed Merger or any other business combination involving the Company and the Purchaser or any other affiliate of SPG Inc. (the "Business Combination Condition").

       The Control Share Condition has been satisfied, as of the date hereof, through the amendment of the Company's by-laws (as amended, the "By-Laws") on December 10, 2002 to provide that the Michigan Control Share Act does not apply to the Company. Notwithstanding the foregoing, SPG believes there is a possibility that the Company could, through a further amendment to its By-Laws, opt in to the Michigan Control Share Act. If the Company, through a further amendment to its By-Laws or otherwise, again becomes subject to the requirements of the Michigan Control Share Act, the Control Share Condition will need to be satisfied again, and continue to be satisfied, before the Offer can be consummated. According to the Company
Schedule 14D-9, the Company currently is not subject to the Michigan Business Combination Act. Accordingly, the Business Combination Condition has been satisfied, as of the date hereof, unless the Company Board opts into the Michigan Business Combination Act. The Offer is also subject to other terms and conditions described in the Offer to Purchase and the related Letter of Transmittal. The Offer is not conditioned on the Purchaser obtaining financing. The Offer is scheduled to expire at 12:00 midnight, New York City time on January 17, 2003, unless the Offer is extended.

       On December 11, 2002, the Company filed the Company Schedule 14D-9 with the Commission recommending that the Company's common shareholders reject the Offer. The recommendation was made despite the fact that the Offer Price represents a 35% premium over the $13.32 closing price of the Common Stock on October 15, 2002 (the last trading day prior to SPG Inc.'s initial private communication to the Company expressing its interest in pursuing a business combination). SPG does not believe that the recommendation is in the best interests of the Company's common shareholders because SPG believes the Company's common shareholders should be given the opportunity to decide for themselves whether to tender their Shares and receive $18.00 in cash per Share in the Offer.

       The Company Board publicly rejected an earlier offer by SPG Inc. to acquire all of the Shares for $17.50 per Share, stating that any discussions regarding a transaction would not be productive because the Taubman family (with its purported over 30% voting stake) had informed the Company Board that it is categorically opposed to the sale of the Company.

       SPG BELIEVES THAT THE COMPANY BOARD, ACTING AS FIDUCIARIES FOR THE COMMON SHAREHOLDERS, COULD AND SHOULD ENTER INTO NEGOTIATIONS WITH SPG INC. RELATING TO A BUSINESS COMBINATION IN ORDER TO ALLOW THE HOLDERS OF SHARES THE OPPORTUNITY TO RECEIVE THE OFFER PRICE. SPG BELIEVES THAT THE TAUBMAN FAMILY ALSO HAS FIDUCIARY DUTIES TO THE COMMON SHAREHOLDERS OF THE COMPANY TO TAKE STEPS TO REMOVE THE IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER.

       While SPG would prefer that the Company Board and the Taubman family take actions to facilitate the Offer, SPG has also begun to take its own steps to attempt to remove the impediments to the consummation of the Offer. On December 5, 2002, SPG filed the Complaint against the Company, the Company Board and certain members of the Taubman family. Among other things, the Complaint seeks to invalidate the veto power over the Offer that the Taubman family purports to wield, and upon which the Company Board is implicitly relying. SPG also asserts in the Complaint that the defendants are violating Michigan law by engaging in conduct that is designed to impede the Offer and injure shareholders.

       The Complaint challenges a series of tactical corporate mechanisms that purportedly give the Taubman family a blocking voting position against the Offer, including: (i) the Excess Share Provision (as defined below), which is unalterable and unwaivable by the Company Board absent amendment of the Charter by a two-thirds (2/3) shareholder vote, (ii) the Company Board providing to the Taubman family, for nominal consideration, in violation of its fiduciary duties and without adequate disclosure or shareholder approval as required by Michigan law, Series B Preferred Stock that purported to increase the Taubman family's voting power from less than 1% to over 30%, and (iii) the Taubman family's recent acquisition of an additional 3% of the voting power (the "New 3% Shares") by the exercise of options by members of the Taubman family and the grant of irrevocable proxies by several close associates of the Taubman family.

       Through the Complaint, SPG seeks, among other things, (i) a declaration that the Series B Preferred Stock and the New 3% Shares held or controlled by the Taubman family do not have any voting rights, (ii) a preliminary and permanent injunction preventing the Taubman family from voting its Series B Preferred Stock and the New 3% Shares, and (iii) a declaration that both the Company Board and the Taubman family have breached, and continue to breach, their fiduciary duties to the Company's common shareholders. SPG believes that the Taubman family, which holds an approximately 1% economic stake in the Company, should not be permitted to use the Series B Preferred Stock and the New 3% Shares to veto the Offer and deny the holders of the Common Stock the ability to receive a premium for their Shares.

       In addition, certain other shareholders of the Company have commenced lawsuits against the Company and certain members of the Company Board relating to the Series B Preferred Stock. On November 14 and November 15, 2002, two actions, styled as class actions commenced on behalf of the Company's shareholders, were filed in the Circuit Court for the County of Oakland, State of Michigan, against the Company and members of the Company Board. The actions are captioned JOSEPH LEONE V. TAUBMAN CENTERS, INC., ET AL., 02-045425-CZ (filed Nov. 15, 2002) (the "LEONE" action); and LIONEL Z. GLANCY V. ROBERT TAUBMAN ET AL., 02-045409-CK (filed Nov. 14, 2002, and as amended in an amended complaint filed December 6, 2002)) (the "GLANCY" action). On November 19, 2002, a third class action captioned JUDITH B. SCHIFFMAN REVOCABLE LIVING TRUST V. TAUBMAN CENTERS, INC., ET AL., 02-045904-CB (filed November 19, 2002) was filed in the same court (the "SCHIFFMAN" action).

       In the LEONE action, the complaint alleges that the Company and certain members of the Company Board have breached their fiduciary duties by, among other things, thwarting SPG Inc.'s offer to buy all outstanding Common Stock of the Company and through the issuance of Series B Preferred Stock to the Taubman family in a transaction without proper disclosure or a shareholder vote. Among other things, the LEONE action seeks as relief an order declaring that the issuance of the Series B Preferred Stock was unauthorized and that the Taubman family's voting power in the Company is illegal.

       In the GLANCY action , the complaint alleges that the defendants are, among other things, (i) breaching their fiduciary duties by failing to take any action to inform themselves about the "generous offer made by Simon Property Group," (ii) abusing their fiduciary positions, and (iii) seeking to entrench themselves in the management of the Company. The GLANCY action also asserts derivative claims and claims under the Michigan Control Share Act, and seeks as relief, among other things, an order enjoining defendants from taking any action that will entrench them to the detriment of maximizing value for the public shareholders.

       The SCHIFFMAN action contains substantially similar allegations and seeks substantially similar relief as the LEONE action.

       On December 5, 2002, plaintiff Joseph Leone, on behalf of himself and all others similarly situated, filed a federal class action and derivative complaint against the Company and the Company Board captioned JOSEPH LEONE V. ROBERT S. TAUBMAN, ET AL., (02-74828) in the United States District Court for the Eastern District of Michigan (the "LEONE federal action"). The Leone federal action asserts claims against the Company Board for breach of fiduciary duty based on allegations substantially similar to those in the Leone action, and asserts a claim that the Michigan Control Share Act and the Michigan Business Combination Act are unconstitutional and null and void under the Commerce, Supremacy and Due Process Clauses of the United States Constitution.

       SPG is seeking to negotiate with the Company with respect to the combination of the Company with the Purchaser or another affiliate of SPG Inc. SPG is willing to allow the holders of interests in Taubman L.P., including the Taubman family, to retain their economic interest in Taubman L.P., or at such holders' option, to participate in a transaction whereby such holders would receive either the Offer Price or an equivalent value for such holders' limited partnership interests by exchanging such interests on a tax efficient basis for SPG L.P. limited partnership interests. The Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash, Common Stock of SPG Inc., and/or other securities in such amounts as are negotiated by SPG Inc., the Purchaser and the Company.

                         BACKGROUND OF THE TENDER OFFER

       On October 16, 2002, David Simon, Chief Executive Officer of SPG Inc., called Robert S. Taubman, Chairman of the Company Board and President and Chief Executive Officer of the Company, to express SPG Inc.'s interest in pursuing a business combination between SPG Inc. and the Company. Later that day, Mr. Simon sent a letter to Mr. Taubman containing a written proposal describing SPG Inc.'s interest in a business combination with the Company:

       October 16, 2002

       Robert S. Taubman
       Chairman of the Board, President
       and Chief Executive Officer
       Taubman Centers, Inc.
       200 East Long Lake Road, Suite 300
       Bloomfield Hills, Michigan  48303


       Dear Bob:

              As you know from our conversations over the last few years, I have long admired Taubman Centers, Inc. and the wonderful portfolio of properties built by you and your family. I would like to discuss with you Simon Property Group's proposal to acquire immediately all of the publicly traded stock of Taubman Centers, Inc. for cash consideration that represents an attractive premium to your common shareholders. In addition, if your limited partners decide to participate, we will make an equally attractive offer to combine their holdings into Simon's operating partnership on a basis that affords both tax efficiencies and liquidity.

              We believe that a business combination of Simon and Taubman is compelling, and most importantly, will produce substantial and immediate value for your shareholders. In addition, your limited partners will have the opportunity to convert their holdings to units in the Simon operating partnership on the same economic basis or choose to remain limited partners in the Taubman partnership. It is my personal hope that you, your family and Taubman's board will share our enthusiasm for a combination of our companies and that we can move forward quickly.

              Because of the importance of this matter, I would like to present this proposal to you in person as soon as possible. At our meeting, I will be prepared to discuss price and other specific components of our proposal, and address any questions you may have about the transaction. I will contact you shortly to arrange a meeting.

       Sincerely,
       /s/ David Simon

       On October 21, 2002, Mr. Taubman returned Mr. Simon's phone call from earlier that day and indicated that he had no interest in having any discussions or meetings regarding SPG Inc.'s proposed business combination.

On October 22, 2002, SPG Inc. sent the following letter to Mr. Taubman:

       October 22, 2002

       Robert S.  Taubman
       Chairman of the Board, President
       and Chief Executive Officer
       Taubman Centers, Inc.
       200 East Long Lake Road, Suite 300
       Bloomfield Hills, Michigan  48303

       Dear Bob:

              I am genuinely disappointed by your response to my October 16, 2002 letter, your refusal to meet with me, and your decision to reject out-of-hand our proposal to buy the public shares of Taubman Centers, Inc. (the "Company") at a very significant premium to their current market price. At a minimum, I thought you would want to meet with me to discuss the specifics of our proposal. Given the current state of the financial markets and considering Simon's financial wherewithal and our demonstrated ability to close deals and add value, our proposal represents a financial opportunity for your shareholders that merits careful consideration.

              Although I very much wanted to describe our proposal to you in person, I am instead setting out its basic terms in this letter, so that you and your board can review it carefully. We are prepared to pay $17.50 for each share of Company common stock in cash. We are also willing to provide equivalent value to the holders of all outstanding limited partnership interests in The Taubman Realty Group Limited Partnership (the "Operating Partnership") and allow them to exchange those interests for limited partnership units in Simon's operating partnership on a tax efficient basis or, at their option, remain limited partners in your Operating Partnership.

              Specifically, Simon would acquire all of the Company's outstanding publicly held common stock pursuant to a merger agreement. The individual steps to accomplish this merger would be as follows:

                     1. Simon (or its affiliate) would make a tender offer to
              purchase all of Taubman's common stock for $17.50 per share, net to each seller in cash.

                     2. As promptly as practicable after consummation of the
              tender offer, an affiliate of Simon would merge with the Company, and each non-tendering share of Company common stock would be converted into the right to receive $17.50 per share in cash.

              We are also prepared to purchase, either for cash or through an exchange of partnership interests, all limited partnership interests in the Operating Partnership, which would include the acquisition of the Company's Series B preferred stock. However, if your family and the other limited partners would prefer to remain limited partners in the Operating Partnership, we are prepared to accommodate that desire while at the same time making our proposal available to holders of the Company's publicly held common stock.

              Our $17.50 per share all cash offer represents a price never before realized in the Company's ten year trading history and affords your shareholders a 30% premium to today's closing price, as well as a premium to Wall Street's consensus net asset value for the Company. This proposal is NOT subject to the receipt of financing or any due diligence investigation of the Company and its subsidiaries or any requirement that the limited partners exchange their interests.

              We are well aware that the Company's charter contains an "excess share provision" that prohibits the purchase of more than 8.23% of the aggregate value of the Company's stock and that the board of directors can only waive application of this provision to permit a purchase of up to 9.9% of aggregate value. This provision, ostensibly for the purpose of preserving the Company's status as a REIT, goes well beyond what is necessary for that purpose and stands between the Company's shareholders and their ability to realize a substantial premium for their shares. Our proposal, therefore, must be conditioned on the inapplicability of the Company's excess share provision to our bid. In this regard, we note that Simon's acquisition of Company securities need NOT jeopardize the Company's status as a REIT, and we therefore believe that the Company's board of directors, as fiduciaries, must take steps to amend the Company's charter to allow our proposal to go forward for the benefit of the Company's common shareholders. We also believe it is the responsibility of the holders of the Series B Preferred Stock to approve such an amendment so as not to impede the ability of the Company's common shareholders to receive a significant premium, particularly given the fact that our proposal allows the limited partners of the Operating Partnership the option to either convert their holdings on a tax efficient basis or remain in their existing structure.

              While this letter outlines the basic terms of our proposal, we are ready to work diligently with you and your team to finalize all other terms of the deal.

              Bob, I know this is a difficult subject for you personally, but our proposal, which is intended to bring immediate and substantial value to the Company's shareholders, warrants your serious and immediate attention. I am confident that given the opportunity to meet with you, we could finalize a mutually beneficial transaction between our two great companies.

              I will call you in the next few days, giving you sufficient time to review this letter, so that we can agree on a time and place for a meeting.

                                           Sincerely,
                                           /s/ David Simon


       On October 25, 2002, Mr. Simon placed a call to Mr. Taubman's office and left word requesting that Mr. Taubman return the call. On the evening of October 28, 2002, Mr. Taubman called Mr. Simon at his residence and read to Mr. Simon the following letter which Mr. Taubman then sent to Mr. Simon:

                                           October 28, 2002

       David Simon

       Chief Executive Officer
       Simon Property Group
       115 West Washington Street
       Indianapolis, Indiana  46204

       Dear David,

              This will respond to your letter dated October 22, 2002. The Board of Directors of Taubman Centers has met and with the advice of its outside financial and legal advisors, has considered your unsolicited proposal. The Board is unanimous in concluding that the company has no interest whatsoever in pursuing a sale transaction, and that discussion as to such a transaction would not be productive.

       Sincerely,
       /s/ Robert S. Taubman
       Chairman, President and Chief Executive Officer


       After reading the letter, Mr. Taubman stated he would resist any attempt by SPG Inc. to acquire the Company.

       On November 1, 2002, Mr. Simon's office called Mr. Taubman's office requesting a meeting with Mr. Taubman during the NAREIT national conference.

       On November 5, 2002, in response to Mr. Simon's request of November 1, 2002, Mr. Taubman conveyed in a telephone conversation with Mr. Simon that he would be willing to meet with Mr. Simon as long as there would be no discussion about the contents of Mr. Simon's recent letters to Mr. Taubman.

       On November 6, 2002, at the NAREIT national conference Mr. Simon offered to provide Mr. Taubman further details regarding SPG Inc.'s offer to acquire the Company and reinforced SPG Inc.'s willingness to accommodate the needs of the Taubman family. Mr. Taubman refused to engage in any discussion about a possible sale of the Company to SPG Inc.

       On November 13, 2002, SPG Inc. delivered a letter to the Company Board setting forth the terms of its proposed business combination with the Company, and calling on the Company Board for assistance in surmounting the obstacles presented by the Company's corporate governance structure to such a business combination. This letter also was publicly disclosed by means of the following press release:

       INDIANAPOLIS, Nov. 13 -- Simon Property Group, Inc. (NYSE: SPG) today made a written offer to acquire Taubman Centers, Inc. (NYSE: TCO) for $17.50 per share in cash, a substantial current premium and a price higher than Taubman Centers shares have ever traded. The letter sent today to the Board of Directors of Taubman Centers by David Simon, Chief Executive Officer of Simon Property Group, follows:

       Dear Members of the Board of Directors:


       As you may know, we recently made a written offer to Robert S. Taubman to pay $17.50 in cash for each share of Taubman Centers, Inc. (the "Company") common stock. Our all-cash offer would deliver to all Taubman shareholders a substantial premium--approximately 18% above yesterday's closing price and 30% above the price on the day we initially made our offer--and it exceeds the highest price at which Taubman shares have ever traded. Our offer represents a compelling strategic and financial transaction that would produce substantial and immediate value for all of your shareholders. We can move quickly since our offer is not subject to the receipt of financing or any due diligence investigation of the Company.

       On several occasions, we have communicated our offer to Mr. Taubman and suggested that we have an opportunity to discuss it with the members of Taubman's board of directors. We wrote Mr. Taubman on October 16, 2002, to request a meeting to present our offer. He refused to meet. On October 22, 2002, we again wrote Mr. Taubman, this time setting forth the basic terms of our offer. Once again, he refused even to have a discussion, writing to us on October 28, 2002, that "the Company has no interest whatsoever in pursuing a sale transaction..."

       We are dismayed that Mr. Taubman continues in his refusal even to discuss our offer--or indeed any sale transaction, particularly in light of the fact that we have expressed a willingness to be very flexible with respect to the structure of the proposed transaction. The offer is not conditioned upon any participation by the Taubman family. Instead we have agreed to accommodate any desire by the Taubman family to retain its economic interest in the Taubman Realty Group Limited Partnership, or, at their option, to participate in the transaction, and receive either cash or equivalent value for their existing partnership interests by exchanging them on a tax efficient basis for partnership interests in the Simon operating partnership.

       Since the Taubman family can choose to (1) retain its current Taubman partnership units, (2) convert into Simon partnership units, or (3) sell for cash, we can only conclude that Mr. Taubman's refusal even to discuss our offer reflects the Taubman family's desire not to permit the Company to be sold under any circumstances. While it is entirely appropriate for the Taubman family to retain the right to choose between various options with respect to the treatment of its own partnership units, it is improper for these insiders to prevent public shareholders from choosing to receive a premium for their shares.

       Mr. Taubman apparently believes the Taubman family is not accountable to the public shareholders because of the family's claimed blocking position--via the Series B preferred stock--which was surreptitiously issued in a "restructuring" transaction many years after the Company's initial public offering without either proper disclosure or a shareholder vote. We question both the propriety and validity of a transaction which attempts to transfer to the Taubman family control and a permanent veto over material decisions that rightfully belong to the public shareholders of Taubman--such as an all- cash, premium offer to acquire the Company.

       The effect of the Series B preferred stock, for which the Taubman family paid a total of only $38,400.00, is to disenfranchise the public shareholders. This entrenchment device is a permanent corporate governance defect embedded in the Company's structure--and it continues to hurt the public shareholders. Indeed, between the time the Series B shares were issued to the Taubman family in 1998 and our October 22 offer letter, the price of Taubman common shares has fallen by 4%.

       We understand that the obstacles created in the governance structure by the Taubman family, at the expense of the public shareholders, are significant. However, with the cooperation of the Board of Directors, acting as fiduciaries for the common shareholders, we believe these obstacles are surmountable. We also trust that undisclosed economic or governance burdens have not been, and will not be, imposed on Taubman in response to our offer or otherwise.

       We hope the Board will agree with us that our offer provides an excellent opportunity for Taubman shareholders to realize immediate liquidity and full value for their shares to an extent not likely to be available to them in the marketplace or in any alternative transaction. At a time when good corporate governance is particularly important to investors, we seek your help in restoring the rights of the public shareholders of Taubman.

       We prefer to complete this acquisition through a negotiated transaction. We stand ready to make a detailed presentation of our offer to the Board and to answer any questions you may have.

       Very truly yours,
       David Simon
       Chief Executive Officer

       Within one hour of SPG Inc.'s November 13, 2002 press release, the Company categorically rejected SPG Inc.'s proposal pursuant to the following press release:

       Bloomfield Hills, Michigan, November 13, 2002 - Taubman Centers, Inc. (NYSE: TCO) confirmed today that it has received an unsolicited proposal from Simon Property Group, Inc. (NYSE: SPG) seeking to acquire control of the Company. Taubman Centers said that its Board of Directors had previously met and, with the advice of its outside financial and legal advisors, had considered the proposal. The Board unanimously concluded that Taubman Centers has no interest in pursuing a sale transaction and that discussions regarding such a transaction would not be productive.

       The Taubman family, large economic stakeholders with voting control of more than 30% of Taubman Centers, has also confirmed that it has no interest in pursuing a sale of the Company. A sale or other extraordinary transaction would require a 2/3rds affirmative vote.

       The Company stated, "The Taubman Centers Board of Directors has unanimously rejected this proposal. In addition, the Taubman family has informed the Board that is categorically opposed to the sale of the Company. Given the family's position, any efforts to purchase Taubman Centers would not be productive." Goldman, Sachs & Co. is acting as financial advisor and the law firm of Wachtell, Lipton, Rosen & Katz is acting as legal advisor.

       On December 5, 2002, the Purchaser commenced the Offer and filed a Preliminary Proxy Statement with the Commission for a potential shareholder meeting under the Michigan Control Share Act to allow the Company's shareholders to approve voting rights for the Shares that the Purchaser is seeking to purchase in the Offer.

       On December 5, 2002, SPG filed the Complaint in the United States District Court for the Eastern District of Michigan against the Company, the Company Board and certain members of the Taubman family.

       On December 10, 2002, the Company Board amended the By-Laws to opt-out of the Michigan Control Share Act and to make certain other procedural changes including requiring advance notice for shareholder nominations and proposals. SPG believes that the Company opted out of the Michigan Control Share Act in order to avoid a shareholder referendum on the Offer.

       On December 11, 2002, the Company filed the Company Schedule 14D-9.

                               THE SPECIAL MEETING

GENERAL

       SPG is furnishing this Solicitation Statement (this "Solicitation Statement") and a form of Agent Designation to the holders of outstanding shares of Common Stock and Series B Preferred Stock for the appointment of designated agents of the shareholders to call the Special Meeting. For the Special Meeting to be called and held pursuant to the By-Laws, Agent Designations in favor of calling the Special Meeting must be executed by and received from the record holder or holders of not less than 25% of all of the shares entitled to vote at such meeting

(the "Requisite Holders"). Alternatively, if Agent Designations in favor of calling the Special Meeting are executed by and received from the record holder or holders of not less than 10% of all of the shares of capital stock entitled to vote at such meeting, application may be made, pursuant to Section 403 of the MBCA to the circuit court of Oakland County, Michigan (the county in which the Company's principal office is located), to order, for good cause shown, that the Special Meeting be called and held.

       By signing an Agent Designation you will designate specified persons as your agents and will authorize those persons to call the Special Meeting, to be held at a time and place to be determined, within approximately ___ days following the date on which SPG receives Agent Designations from the Requisite Holders or the date on which the circuit court of Oakland County, Michigan orders that the Special Meeting be called and held. After the Special Meeting has been called, SPG will solicit proxies from you in support of the Proposals by sending you a notice of the Special Meeting, a proxy statement and a proxy card for use therewith.

THE PROPOSALS

       If SPG is successful in its solicitation of Agent Designations from the Requisite Holders or if Agent Designations in favor of calling the Special Meeting are executed by and received from the record holder or holders of not less than 10% of all of the shares entitled to vote at such meeting and the circuit court in Oakland County, Michigan orders that the Special Meeting be called and held, SPG expects to present the following matters for a shareholder vote, in the following order, at the Special Meeting. The purpose of the Proposals is to facilitate the consummation of the Offer. The Proposals are:

       Excess Share Proposal. SPG expects to introduce a proposal to amend the provisions of Article III, Section 2, Subsection (d) of the Charter (the "Excess Share Provision") to provide that the purchase by the Purchaser of all of the Shares tendered pursuant to the Offer would not trigger the Excess Share Provision. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that the Excess Share Provision has been amended or waived in such manner that will permit the Purchaser to purchase all of the Shares tendered pursuant to the Offer without triggering the Excess Share Provision (the "Excess Share Condition").

       The Excess Share Provision prohibits any person or entity, subject to certain specified exceptions, from owning greater than 8.23% of the total aggregate value (calculated according to the most recent closing price of the Shares on the New York Stock Exchange (the "NYSE") or, if unavailable, by the Company Board in its good faith determination) of the outstanding capital stock (the "Ownership Limit"), which includes all outstanding Common Stock and preferred stock of the Company; provided, however, that "look-through entities" may receive an exception granted by the Company Board to increase their Ownership Limit up to 9.9%. Any transfer that would result in any person owning in excess of the Ownership Limit of the aggregate value of the outstanding Common Stock and preferred stock of the Company, is void from the moment of attempted transfer as to the shares of Common Stock and/or preferred stock of the Company that are in excess of the Ownership Limit, and the intended transferee acquires no rights, including voting rights, in such shares. The Company is required to demand transfer of any stock transferred in excess of the Ownership Limit ("Excess Stock") to a designated agent, acting for the benefit of a charitable organization chosen by the Company Board, who will then sell the Excess Stock in an arm's length transaction, and who will also have the exclusive right to vote the stock prior to sale.

       For a company to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% of the value of the issued and outstanding stock of the company may be owned, directly, or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year other than the first year of the company's qualification as a REIT. Consummation of the Offer would not jeopardize the Company's status as a REIT because neither SPG Inc. nor the Purchaser would be deemed an individual (as defined in the Code) for purposes of the restriction on concentration of ownership of REITs as described above.

       The Company's Excess Share Provision cannot be waived by the Company Board, absent a Charter amendment, to allow any person to own more than 9.9% of the aggregate value of the Company's outstanding capital stock, subject to certain specified exceptions. Article III, Section 2, Subsection (b) of the Charter provides that actions to be taken by the shareholders of the Company generally require the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of capital stock of the Company entitled to vote thereon ("Two-Thirds Shareholder Approval"). Two-Thirds Shareholder Approval is required in order to amend the Excess Share Provision in order to permit the Excess Share Condition to be satisfied.

       The Taubman family purports to control 33.6% of the voting power of the Company's voting securities, primarily through its ownership of Series B Preferred Stock, giving them an effective veto over any potential takeover. SPG, as well as other shareholders of the Company, have commenced litigation regarding the legality of the voting rights of the Series B Preferred Stock and the New 3% Shares held or controlled by the Taubman family and the ability of the Taubman family to vote these shares in order to prevent the Taubman family from using its shares to impede an amendment to the Charter which would satisfy the Excess Share Condition.

       Business Combination Proposal. According to the Company Schedule 14D-9, the requirements of the Michigan Business Combination Act do not currently apply to the Company. However, SPG expects to introduce a proposal urging the Company Board to pass a resolution approving the Offer in order to satisfy the Business Combination Condition (as defined below) in case the Company opts into the provision in the future through an action of the Company Board.

       It is a condition to the consummation of the Offer that the Purchaser be satisfied, in its sole discretion, that the Michigan Business Combination Act will not prohibit for any period of time, or impose any shareholder approval with respect to, the Proposed Merger or any other "Business Combination" (as defined in the Michigan Business Combination Act) involving the Company and the Purchaser or any other affiliate of SPG Inc. (the "Business Combination Condition").

       In general, the Michigan Business Combination Act prohibits Michigan corporations, such as the Company, from engaging in a "Business Combination" (which is defined to include a variety of transactions, including mergers) with an "interested shareholder" (as defined below) for a period of five years following the date the person became such an "interested shareholder," unless (1) the board of directors of the corporation adopts resolutions approving the Business Combination prior to consummation of the Business Combination and prior to the other party to the transaction or its affiliates otherwise becoming "interested shareholders" or (2) each of the following conditions is met:

       (i)    an advisory statement is given by the board of directors;

       (ii) the combination is approved by a vote of at least 90% of each class of the voting stock of the company entitled to vote; and

       (iii) the combination is approved by a vote of at least two-thirds (2/3) of each class of the voting stock of the company entitled to vote, excluding the voting shares owned by the "interested shareholder."

       An "interested shareholder" is generally defined to mean any person that:
(a) is the beneficial owner of 10% or more of the outstanding voting stock of such corporation, or (b) is an affiliate of such corporation and was the beneficial owner of 10% or more of the outstanding voting stock of the corporation at any time within two years immediately prior to the relevant date.

               RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS

       SPG expects to request, in the proxy solicitation relating to the Special Meeting, authority (i) to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors of the election to certify the outcome of the Proposals, or to allow the solicitation of additional votes, if necessary, to approve any of the Proposals and (ii) to oppose and vote against any proposal to recess or adjourn the Special Meeting for any reason. SPG does not currently anticipate additional proposals on any substantive matters. Nevertheless, SPG reserves the right either to modify the Proposals or to cause additional proposals to be identified in the notice of, and in the proxy materials for, the Special Meeting. SPG is not aware of any other proposals to be brought before the Special Meeting. However, should other proposals be brought before the Special Meeting, SPG will vote its proxies on such matters in their discretion.

       This Solicitation Statement is not being delivered pursuant to the provisions of the Michigan Control Share Act, and shall not, and is not intended to, be construed as an acquiring person statement or a request for a control share special meeting. The Company's By-Laws provide that the Michigan Control Share Act does not apply to the Company.

       IF THE SPECIAL MEETING IS CALLED, YOU WILL BE FURNISHED WITH NOTICE OF THE SPECIAL MEETING AND PROXY MATERIALS RELATING TO THE FOREGOING PROPOSALS. THESE PROXY MATERIALS WILL CONTAIN SIGNIFICANTLY MORE DETAILED INFORMATION CONCERNING THE PROPOSALS AND THE PROPOSED ACQUISITION, INCLUDING RELEVANT PRO FORMA FINANCIAL INFORMATION.

       IF SPG DOES NOT OBTAIN SUFFICIENT AGENT DESIGNATIONS TO CALL THE SPECIAL MEETING AND IF THE PROPOSALS ARE NOT APPROVED BY THE COMPANY'S SHAREHOLDERS AT THE SPECIAL MEETING, IT IS UNLIKELY THAT CERTAIN CONDITIONS TO THE OFFER WILL BE SATISFIED AND THAT SHARES OF COMMON STOCK WILL BE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. IN SUCH EVENT, SPG MAY EITHER (1) TERMINATE THE OFFER OR (2) CONTINUE TO PURSUE THE OFFER AND THE SATISFACTION OF THE CONDITIONS TO THE OFFER THROUGH NEGOTIATION, LITIGATION AND OTHER MEANS.

                          AGENT DESIGNATION PROCEDURES

       Pursuant to this Solicitation Statement, SPG is soliciting Agent Designations from the holders of outstanding shares of Common Stock and Series B Preferred Stock to call the Special Meeting. By executing an Agent Designation, a shareholder will designate specified persons as the shareholder's agents (each, a "Designated Agent") and will authorize the Designated Agents (i) to call the Special Meeting, (ii) to set the date and time of the Special Meeting,
(iii) to give notice of the Special Meeting and any adjournment thereof, (iv) to exercise all rights of Requisite Holders incidental to calling and convening the Special Meeting and causing the purposes of the authority expressly granted pursuant to the Agent Designations to the Designated Agents to be carried into effect, and (v) to apply, if need be, to the circuit court in Oakland County, Michigan (the county in which the Company's principal office is located) to order, for good cause shown, that the Special Meeting be called and held. Agent Designations do not grant the Designated Agents the power to vote any Shares at the Special Meeting. To vote on the matters to be brought before the Special Meeting you must vote by proxy or in person at the Special Meeting.

       Executed Agent Designations should be delivered, by fax or by mail (using the enclosed envelope), to SPG's Information Agent, MacKenzie Partners for delivery to the Company, on or before January __, 2003 or such later date as SPG may from time to time establish. If executed Agent Designations from the Requisite Holders are received by SPG prior to January ___, 2003, SPG may call the Special Meeting at such time.

       Pursuant to the By-Laws, record holders of not less than 25% of the outstanding shares of the Company's capital stock entitled to vote may call the Special Meeting. Alternatively, pursuant to Section 403 of the MBCA, record holders of not less than 10% of the Company's capital stock entitled to vote may apply to the circuit court of Oakland County, Michigan (the county in which the Company's principal office is located), to order, for good cause shown, that the Special Meeting be called and held.

       Based on the Company's Form 10-Q for the quarter ending September 30, 2002 and the Company Schedule 14D-9, as of December 6, 2002 there were issued and outstanding (i) 52,205,122 Shares, (ii) 31,767,066 shares of Series B Preferred Stock, which shares are convertible into shares of Common Stock at a rate of one share of Common Stock for each 14,000 shares of Series B Preferred Stock, in specified circumstances (any resulting fractional shares will be redeemed for cash), (iii) 7,097,979 partnership units of Taubman L.P. which have rights of conversion into 7,097,979 shares of Common Stock of the Company, and
(iv) options to purchase 2,878,273 partnership units of Taubman L.P. Each outstanding option is currently exercisable, and, pursuant to the Charter, each unitholder who is issued a partnership unit of

Taubman L.P. (whether upon exercise of an option or otherwise) shall also receive a share of Series B Preferred Stock for a purchase price of $.001 per share. Each outstanding share of Common Stock and each outstanding share of Series B Preferred Stock is entitled to one vote for each matter submitted for a vote. However, as described above, SPG, as well as other shareholders of the Company, have filed lawsuits challenging the legality of the voting rights of the Taubman family's Series B Preferred Stock and of the New 3% Shares.

       Based on A) 52,205,122 shares of Common Stock and 31,767,066 shares of Series B Preferred Stock outstanding on December 6, 2002, B) SPG's ownership of 11,000 shares of Common Stock as of the date of this Solicitation Statement, and
C) assuming that the voting rights of the 25,228,882 shares of Series B Preferred Stock owned by the Taubman family are invalidated and the voting rights of the 885,584 shares of Common Stock and 1,555,178 shares of Series B Preferred Stock comprising the New 3% Shares are invalidated, Agent Designations from holders of at least (i) 14,064,636 shares of Common Stock and Series B Preferred Stock, in the aggregate, in addition to the shares of Common Stock owned by SPG will be required to call the Special Meeting pursuant to the By-Laws and (ii) 5,619,255 shares of Common Stock and Series B Preferred Stock, in the aggregate, in addition to the shares of Common Stock owned by SPG, will be required to apply to the circuit court of Oakland County to order, for good cause shown, that the Special Meeting be called.

       Based on A) 52,205,122 shares of Common Stock and 31,767,066 shares of Series B Preferred Stock outstanding on December 6, 2002, B) SPG's ownership of 11,000 shares of Common Stock as of the date of this Solicitation Statement, and
C) assuming that the shares of Series B Preferred Stock held by the Taubman family and the New 3% Shares maintain their voting rights, Agent Designations from holders of at least (i) 20,982,047 shares of Common Stock and Series B Preferred Stock, in the aggregate, in addition to the shares of Common Stock owned by Simon will be required to call the Special Meeting pursuant to the By-Laws and (ii) 8,386,219 shares of Common Stock and Series B Preferred Stock, in the aggregate, in addition to the shares of Common Stock owned by SPG, will be required to apply to the circuit court of Oakland County to order, for good cause shown, that the Special Meeting be called.

       The shareholders, not the Company Board, have the right to fix the date and time of the Special Meeting and give notice thereof. Therefore, following receipt of Agent Designations from the Requisite Holders or the receipt of an order from the circuit court ordering that the Special Meeting be called and held, the Designated Agents will call the Special Meeting and fix the date and time of the Special Meeting. Shortly thereafter, SPG will distribute the appropriate notice of the Special Meeting, together with proxy materials and a proxy card, to the holders of record of Common Stock and Series B Preferred Stock entitled to vote at the Special Meeting.

       If SPG receives executed Agent Designations from the Requisite Holders and calls the Special Meeting in accordance with the By-Laws of the Company, or if the circuit court of Oakland County, Michigan (the county in which the Company's principal office is located) orders that the Special Meeting be called and held, the Company Board shall fix the record date for determining shareholders entitled to notice of, or to vote at, the Special Meeting, which record date shall not be more than sixty (60) nor less than ten (10) days before the date of the Special Meeting.

       You may revoke your Agent Designation at any time by delivering a written revocation to SPG in care of MacKenzie Partners at the address or fax number set forth on the back cover of this Solicitation Statement. Such a revocation must clearly state that your Agent Designation is no longer effective. Any revocation of an Agent Designation will not affect any action taken by the Designated Agents pursuant to the Agent Designation prior to such revocation.

       If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign an Agent Designation with respect to your shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and give instructions for a GREEN Agent Designation representing your shares to be signed. SPG urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to SPG in care of MacKenzie Partners at the address or fax number set forth on the back cover of this Solicitation Statement so that SPG will be aware of all instructions given and can attempt to ensure that such instructions are followed.

       BY EXECUTING THE GREEN AGENT DESIGNATION AND RETURNING IT TO SPG, YOU ARE NOT COMMITTING TO CAST ANY VOTE IN FAVOR OR AGAINST, NOR ARE YOU GRANTING ANY PROXY TO VOTE ON, ANY OF THE PROPOSALS TO BE BROUGHT BEFORE THE SPECIAL MEETING. MOREOVER, EXECUTION OF THE GREEN AGENT DESIGNATION WILL NOT OBLIGATE YOU IN ANY WAY TO TENDER YOUR COMMON STOCK PURSUANT TO THE OFFER.

       BY AUTHORIZING THE CALL OF THE SPECIAL MEETING, YOU WILL ALLOW THE COMPANY'S SHAREHOLDERS TO PROTECT THEIR INTERESTS IN THE COMPANY BY EXPRESSING THEIR VIEWS ON THE OFFER DIRECTLY TO THE COMPANY BOARD.

                      CERTAIN INFORMATION ABOUT THE COMPANY

       The information concerning the Company contained in this Solicitation Statement has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of SPG, its affiliates, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the dealer manager for the Offer, MacKenzie Partners, or Computershare Investor Services ("Computershare"), the depositary for the Offer, can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to SPG, its affiliates, Merrill Lynch, MacKenzie Partners, or Computershare.

       According to its Form 10-K for the year ended December 31, 2001, the Company was incorporated in the State of Michigan in 1973 and shares of the Company were first issued to the public in 1992. The principal executive offices of the Company are located at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303 and its telephone number is (248) 258-6800.

       According to the September 30, 2002 10-Q, the Company is a real estate investment trust, or REIT under the Code, and is the general partner of Taubman L.P. Taubman L.P. is an operating subsidiary that engages in the ownership, management, leasing, acquisition, development, and expansion of regional retail shopping centers and interests therein.

       The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings with the Commission are also available to the public without charge on the Commission's website (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

         CERTAIN INFORMATION ABOUT SPG INC., SPG L.P. AND THE PURCHASER

       SPG Inc. is a self-administered and self-managed REIT under the Code. SPG L.P. is a subsidiary, and the primary operating partnership, of SPG Inc. SPG L.P. is engaged primarily in the ownership, development, management, leasing, acquisition, and expansion of income-producing properties, primarily regional malls and community shopping centers. Through its affiliated management companies, SPG L.P. provides architectural, design, construction and other services to the properties SPG Inc. owns or in which SPG Inc. holds an interest, as well as to certain other regional malls and community shopping centers owned by third parties. SPG Inc. and SPG L.P. own or hold an interest in 248 income-producing properties in the United States, which consist of 170 regional malls, 69 community shopping centers, four specialty retail centers and five office and mixed-use properties in 36 states. SPG Inc. and SPG L.P. also own an interest in five parcels of land held for future development. In addition, SPG Inc. and SPG L.P. have ownership interests in eight additional retail real estate properties operating in Europe and Canada. SPG Inc.'s principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204, and its telephone number is (317) 636-1600.

       The Purchaser is a Delaware corporation organized in November 2002 and a wholly owned direct subsidiary of SPG Inc., with its principal offices located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204. The telephone number of the Purchaser is (317) 636-1600. The Purchaser has not carried on any activities other than in connection with the Offer and this Solicitation.

       The Purchaser is not subject to the informational filing requirements of the Exchange Act, and, accordingly, it does not file reports or other information with the Commission relating to its business, financial condition and other matters.

       SPG Inc. is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. SPG Inc.'s filings are also available to the public on the Commission's website (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

       As of December 16, 2002, SPG owned 11,000 Shares, in the aggregate. On November 15, 2002, SPG Inc. purchased 1,000 Shares at a purchase price of $16.90 per Share in open market transactions. On November 27, 2002, the Purchaser purchased 5,500 Shares at a purchase price of $16.20 per Share in open market transactions. Additionally, on November 27, 2002, SPG Inc. purchased 2,700 Shares at a purchase price of $16.20 per share and 1,800 Shares at a purchase price of $16.09 per Share, each in open market transactions.

                      SOLICITATION EXPENSES AND PROCEDURES

       Agent Designations may be solicited by mail, telephone, facsimile and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of SPG or its affiliates, none of whom will receive additional compensation for such solicitations. SPG has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Common Stock and Series B Preferred Stock they hold of record. SPG Inc. will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

       SPG Inc. has retained MacKenzie Partners for solicitation and advisory services in connection with this Solicitation. MacKenzie Partners will be paid reasonable and customary compensation and will be reimbursed for certain reasonable out-of-pocket expenses for acting (a) as solicitor in connection with this Solicitation Statement and (b) as Information Agent in connection with the Offer. MacKenzie Partners may also receive additional reasonable and customary compensation for providing additional advisory services in connection with this Solicitation. SPG Inc. has also agreed to indemnify MacKenzie Partners against certain liabilities and expenses, including liabilities and expenses under U.S. state and federal securities laws. MacKenzie Partners will solicit Agent Designations from individuals, brokers, banks, bank nominees and other institutional holders.

       The entire expense of soliciting Agent Designations for the Special Meeting is being borne by SPG Inc. SPG Inc. will not seek reimbursement for such expenses from the Company. Costs incidental to this Solicitation include expenditures for printing, postage, legal and related expenses and are expected to be approximately $_______. Total costs incurred to date in furtherance of or in connection with this Solicitation are approximately $________.

                            ------------------------

       SPG Inc. has retained Merrill Lynch to act as the dealer manager and as exclusive financial advisor to it in connection with the Offer. SPG Inc. has agreed to pay Merrill Lynch reasonable and customary compensation for these services and reimburse Merrill Lynch (in its capacity as dealer manager and exclusive financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its outside counsel, incurred in connection with its engagement, and will indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. At any time, Merrill Lynch and its affiliates may actively trade the debt and equity securities of SPG Inc. and its affiliates and the Company and its affiliates for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. Merrill Lynch and its affiliates render various financing, investment banking and other advisory services to SPG Inc. and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from SPG Inc. and its affiliates.

                              SHAREHOLDER PROPOSALS

       According to the Company's proxy statement relating to its 2002 Annual Meeting of Shareholders, any notice of a qualified shareholder submitting a proposal to be included in the Company's proxy statement for its 2003 Annual Meeting of Shareholders must have been in proper form and must have been received by the Company no later than December 10, 2002.

                                OTHER INFORMATION

       Certain directors, executive officers and employees of SPG Inc. and its affiliates, which persons may also assist MacKenzie Partners in soliciting proxies, are listed on the attached SCHEDULE I. SCHEDULE II and SCHEDULE III set forth certain information, as made available in public documents, regarding the Company's capital stock held by the Company's principal shareholders and its management.

       THIS SOLICITATION STATEMENT IS NEITHER A REQUEST FOR THE TENDER OR EXCHANGE OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE PURCHASER'S OFFER IS BEING MADE ONLY BY MEANS OF AND PURSUANT TO THE TERMS OF THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, AS FILED WITH THE COMMISSION.

       Please indicate your support FOR the call of the Special Meeting by completing, signing and dating the enclosed GREEN Agent Designation and promptly returning it in the enclosed envelope to:

                           Simon Property Group, Inc.
                        Simon Property Acquisitions, Inc.
                          c/o MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016

No postage is necessary if the envelope is mailed in the United States.

SIMON PROPERTY GROUP, INC.
SIMON PROPERTY ACQUISITIONS, INC.

January __, 2003

                                   SCHEDULE I

                    INFORMATION CONCERNING THE DIRECTORS AND
                         EXECUTIVE OFFICERS OF SPG INC.

       The following table sets forth the name of each director and executive officer of SPG Inc. who may also assist MacKenzie Partners in soliciting proxies from the Company's shareholders. Unless otherwise noted, each person's business address is c/o Simon Property Group, Inc., National City Center, 115 West Washington Street, Indianapolis, Indiana 46204. None of the officers, directors or employees of SPG Inc. set forth in the table below will receive compensation for soliciting proxies other than their ordinary compensation as an officer, director or employee, as the case may be.

                  DIRECTORS AND EXECUTIVE OFFICERS OF SPG INC.

                            NAME                    AGE                       TITLE
                            ----                    ---                       -----
        Birch Bayh................................  74    Director
        Melvyn E. Bergstein.......................  60    Director
        Hans C. Mautner...........................  65    Vice Chairman of the Board
        G. William Miller.........................  77    Director
        J. Albert Smith, Jr.......................  62    Director
        Pieter S. van den Berg....................  56    Director
        Philip J. Ward............................  54    Director
        Melvin Simon..............................  76    Co-Chairman of the Board
        Herbert Simon.............................  68    Co-Chairman of the Board
        David Simon...............................  41    Chief Executive Officer and Director
        Richard S. Sokolov........................  52    President, Chief Operating Officer and Director
        Fredrick W. Petri.........................  55    Director
        M. Denise DeBartolo York..................  51    Director
        Randolph L. Foxworthy.....................  58    Executive Vice President - Corporate Development
        William J. Garvey.........................  63    Executive Vice President - Property Development
        Gary L. Lewis.............................  44    Executive Vice President - Leasing
        John R. Neutzling.........................  50    Executive Vice President - Property Management
        Stephen E. Sterrett.......................  47    Executive Vice President - Chief Financial Officer
        James M. Barkley..........................  50    General Counsel and Secretary
        Andrew Juster.............................  50    Treasurer

                                   SCHEDULE II

                      PRINCIPAL SHAREHOLDERS OF THE COMPANY

       Set forth below is information regarding the Common Stock and the Series B Preferred Stock owned by persons owning more than 5% of the total number of shares of Common Stock and Series B Preferred Stock, on a combined basis. Such information is derived from (i) the Company's Proxy Statement for its 2002 Annual Meeting (the "2002 Proxy Statement"), (ii) the September 30, 2002 10-Q,
(iii) the Schedule 13D of Robert S. Taubman and the other reporting persons listed therein, filed on January 18, 2000 and amended by an Amendment No. 1 to
Schedule 13D, dated November 14, 2002 (the "Taubman Family Schedule 13D") and
(iv) the Company Schedule 14D-9. All percentages set forth below are based on a total of 52,205,122 shares of Common Stock and 31,767,066 shares of Series B Preferred Stock outstanding as of December 6, 2002, in each case based on the Company Schedule 14D-9.

       According to the Charter, the Series B Preferred Stock generally votes with the Common Stock on all matters. As described above under "The Tender Offer and Accompanying Litigation," however, SPG, as well as other shareholders of the Company, have filed lawsuits regarding the legality of the voting rights of the Series B Preferred Stock and the New 3% Shares held or controlled by the Taubman Family. These lawsuits are based in part on a claim that the Series B Preferred Stock issued to the Taubman Family should not have voting rights under the Michigan Control Share Act. According to the Company's public filings, the 31,767,066 outstanding shares of Series B Preferred Stock are convertible into shares of Common Stock at a rate of one share of Common Stock for each 14,000 shares of Series B Preferred Stock, in specified circumstances (any resulting fractional shares will be redeemed for cash). Common Stock figures shown below assume that outstanding shares of Series B Preferred Stock are not converted into Common Stock.

       Based on information reported in or based on the September 30, 2002 10-Q and the 2002 Proxy Statement, SPG believes that certain holders of partnership interests ("Units of Partnership Interests" or "Units") in The Taubman Realty Group Limited Partnership ("TRG") have the ability to convert 7,097,979 Units into an equal number of shares of Common Stock. Common Stock figures shown below assume that outstanding Units are not converted into shares of Common Stock. According to the September 30, 2002 10-Q and the Company Schedule 14D-9, SPG believes there are options to purchase 2,878,273 Units outstanding (each of which entitles the holder thereof to purchase one Unit which, in turn, is convertible into one share of Common Stock). Common Stock figures shown below assume that outstanding options to purchase Units are not exercised.

----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------
Name and Address of           Shares of      Percent of   Shares of        Percent of    Total Shares   Percent of
Beneficial Owner              Common Stock   Common       Series B         Series B      Beneficially   Total Shares
                              Beneficially   Stock        Preferred        Preferred     Owned
                              Owned                       Stock            Stock
                                                          Beneficially
                                                          Owned
----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------
A. Alfred Taubman             186,937(1)     *            24,669,087(2)    77.7%         24,856,024     29.6%
1820 S. Ocean Blvd.
South Palm Beach, Florida
33480
----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------


                                      II-1

----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------
Name and Address of           Shares of      Percent of   Shares of        Percent of    Total Shares   Percent of
Beneficial Owner              Common Stock   Common       Series B         Series B      Beneficially   Total Shares
                              Beneficially   Stock        Preferred        Preferred     Owned
                              Owned                       Stock            Stock
                                                          Beneficially
                                                          Owned
----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------
A. Alfred Taubman             186,937(1)     *            24,669,087(2)    77.7%         24,856,024     29.6%
1820 S. Ocean Blvd.
South Palm Beach, Florida
33480
----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------
Morgan Stanley, Dean          6,123,024(3)   11.7%        0                n/a           6,123,024      7.3%
Witter, & Co.

Morgan Stanley Dean Witter
Asset Management, Inc.
1585 Broadway
New York, NY 10036
----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------
Security Capital Group        5,327,175      10.2%        0                n/a           5,327,175      6.3%
Incorporated

Security Capital Research
Management Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico 87501
----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------
LaSalle Investment            4,253,350(4)   8.1%         0                n/a           4,253,350      5.1%
Management, Inc.

LaSalle Investment
Management(Securities), L.P.
200 East Randolph Drive
Chicago, Illinois 60601
----------------------------- -------------- ------------ ---------------- ------------- -------------- --------------


------------
*      less than 1%

(1) Based on information set forth in the 2002 Proxy Statement, includes 100 shares of Common Stock owned by Mr. A. Taubman's revocable trust and 186,837 shares of Common Stock held by TRA Partners ("TRAP"). Mr. A. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. Mr. A. Taubman disclaims any beneficial ownership of the Common Stock held by TRAP and the other entities discussed in footnote (2) below beyond his pecuniary interest in the entities that own the securities.

(2) Based on information set forth in the 2002 Proxy Statement, shares of Series B Preferred Stock are owned by Mr. A. Taubman in the same manner and in the same amounts as the Units of Partnership Interest (which Units are not convertible into shares of Common Stock pursuant to the Second Amended and Restated Continuing Offer, effective as of May 11, 2000, by the Company to certain holders of Units) held by Mr. A. Taubman as described below.

       Mr. A. Taubman's holdings of Units of Partnership Interests consist of 9,875 Units of Partnership Interest held by Mr. A. Taubman's trust, 17,699,879 Units of Partnership Interest owned by TRAP, 11,011 Units of Partnership Interest owned by Taubman Realty Ventures ("TRV"), of which Mr. A. Taubman's trust is the managing general partner, and 1,975 Units of Partnership Interest held by Taub-Co Management, Inc. ("Taub-Co"). Because, according to the 2002 Proxy Statement, the sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr.
       A. Taubman's trust is the managing general partner, Mr. A. Taubman may be deemed to be the beneficial owner of the Units of Partnership Interest held by Taub-Co. According to the 2002 Proxy Statement, Mr. A. Taubman disclaims beneficial ownership of any Units held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 6,327,098 Units of Partnership Interest owned by TG Partners Limited Partnership ("TG Partners"), 445,191 Units held by a subsidiary of TG Partners (such subsidiary and TG Partners are collectively referred to as "TG") and 174,058 Units of Partnership Interest which are held by Courtney Lord, the Company's Senior Vice President of Leasing, but for which Mr. Lord has granted an irrevocable proxy to TG Partners. The 174,058 Units held by Mr. Lord are not presently entitled to any partnership distributions except in the event of a liquidation. Such Units will be released from the irrevocable proxy and become entitled to receive distributions over the three years remaining in the original five-year vesting period. Because, according to the 2002 Proxy Statement, Mr. A. Taubman, through control of TRV's and TG Partners' managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. A. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership Interest held by TRV and TG. Mr. A. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRV and TG beyond his pecuniary interest in those entities. Mr. A. Taubman disclaims any beneficial ownership of the Series B Preferred Stock held by TRAP and the other entities discussed above in footnote (1) beyond his pecuniary interest in the entities that own the securities. Schedule III to this Solicitation Statement sets forth the security ownership of management. All of the 24,856,024 shares reported as being beneficially owned by Mr.
       A. Taubman described above in this note (2) and in note (1) are included in the shares listed for Mr. Robert S. Taubman, Chairman of the Company Board and Chief Executive Officer of the Company on Schedule III.

(3) Based on information set forth in the 2002 Proxy Statement, held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.

(4) Based on information set forth in the 2002 Proxy Statement, includes ownership of Common Stock on behalf of Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen.

                                  SCHEDULE III

                        SECURITY OWNERSHIP OF MANAGEMENT

       Set forth below is information regarding the Common Stock and the Series B Preferred Stock owned by directors and officers of the Company, individually and as a group on a combined basis. Such information is derived from (i) the 2002 Proxy Statement, (ii) the September 30, 2002 10-Q, (iii) the Taubman Family
Schedule 13D and (iv) the Company Schedule 14D-9. All percentages are based on 52,205,122 shares of Common Stock and 31,767,066 shares of Series B Preferred Stock outstanding as of December 6, 2002, in each case based on the Company
Schedule 14D-9.

       According to the Charter, the Series B Preferred Stock generally votes with the Common Stock on all matters. As described above under "The Tender Offer and Accompanying Litigation," however, SPG, as well as other shareholders of the Company, has filed lawsuits regarding the legality of the voting rights of the Series B Preferred Stock and the New 3% Shares held or controlled by the Taubman Family. According to the Company's public filings, the 31,767,066 outstanding shares of Series B Preferred Stock are convertible into shares of Common Stock at a rate of one share of Common Stock for each 14,000 shares of Series B Preferred Stock in specified circumstances (any resulting fractional shares will be redeemed for cash). Unless otherwise noted, Common Stock figures shown below assume that outstanding shares of Series B Preferred Stock are not converted into Common Stock.

       Based on information reported in or derived from the September 30, 2002 10-Q and the 2002 Proxy Statement, SPG believes that certain holders of Units have the ability to convert 7,097,979 Units into an equal number of shares of Common Stock. Unless otherwise noted, Common Stock figures shown below assume that outstanding Units are not converted into shares of Common Stock. According to the September 30, 2002 10-Q and the Company Schedule 14D-9, SPG believes there are options to purchase 2,878,273 Units outstanding (each of which entitles the holder thereof to purchase one Unit which, in turn, is convertible into one share of Common Stock). Unless otherwise noted, Common Stock figures shown below assume that outstanding options to purchase Units are not exercised.

--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Name and Address of Beneficial Owner          Shares of      Percent     Shares of       Percent     Total Shares    Percent
                                              Common Stock   of Common   Series B        of Series   Beneficially    of Total
                                              Beneficially   Stock       Preferred       B           Owned           Shares
                                              Owned                      Stock           Preferred
                                                                         Beneficially    Stock
                                                                         Owned
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Robert S. Taubman                             2,215,101(1)   4.2%        26,784,060(2)   84.3%       28,999,161(3)   34.2%
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
William S. Taubman                            747,564(4)     1.4%        5,925(5)        *           753,489         *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Lisa A. Payne                                 608,328(6)     1.2%        0               n/a         608,328         *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Courtney Lord                                 2,034(7)       *           193,095(8)      *           195,129         *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------


                                     III-1

--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
John L. Simon                                 26,918(9)      *           0               n/a         26,918          *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Graham T. Allison                             1,430          *           0               n/a         1,430           *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
 Allan J. Bloostein                           5,000          *           0               n/a         5,000           *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Jerome A. Chazen                              10,000         *           0               n/a         10,000(10)      *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
S. Parker Gilbert                             130,000(11)    *           0               n/a         130,000         *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Peter Karmanos, Jr.                           40,000         *           0               n/a         40,000          *
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Esther R. Blum                                0              n/a         0               n/a         0               n/a
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------
Directors and Executive Officers as a Group   3,038,811      5.7%        26,977,155      84.9%       30,015,966      35.4%
--------------------------------------------- -------------- ----------- --------------- ----------- --------------- -----------

-----------------
*      less than 1%

(1) Based on information set forth in the Taubman Family Schedule 13D, consists of A) (1) 885,584 shares of Common Stock subject, in the aggregate, to the following voting agreements: (1) Voting Agreement among Mr. R. Taubman, Max M. Fisher, as Trustee of The Max M.
       Fisher Revocable Trust, and Martinique Hotel, Inc. (the "Fisher Agreement"); (2) Voting Agreement between Mr. R. Taubman and
       John Rakolta Jr., Terry Rakolta, the Eileen Heather Vanderkloot Irrevocable Trust, U/A dated 12/22/92, the Lauren Rakolta Irrevocable Trust, U/A dated 12/22/92, the Paige Alexandra Rakolta Irrevocable Trust, U/A dated 12/22/92 and the John Rakolta, III Irrevocable Trust, U/A dated 12/22/92 (the "Rakolta Agreement"); and (3) Voting Agreement between Mr. R. Taubman and Robert C. Larson as Trustee of the Robert C. Larson Revocable Trust u/a/d 11/24/96, as amended (the "Larson Agreement", and together with the Fisher Agreement and the Rakolta Agreement, the "Voting Agreements"); B) 245,016 presently vested options (each of which entitles the holder thereof to purchase one
       Unit which, in turn, is convertible into one share of Common Stock) granted to Mr. R. Taubman; C) 584,064 presently vested options (each of which entitles the holder thereof to purchase one Unit which, in turn, is convertible into one share of Common Stock) granted to William
       S. Taubman; and D) 500,437 shares of Common Stock collectively held by Mr. R. Taubman, together with The A. Alfred Taubman Restated Irrevocable Trust, Mr. W. Taubman, TRA Partners, TRV, Taub-Co, TG Partners and R&W-TRG LLC ("R&W") (the "Taubman Family").

(2) Based on information set forth in the Taubman Family Schedule 13D, consists of 1,555,178 shares of Series B Preferred Stock subject, in the aggregate, to the Voting Agreements and 25,228,882 shares of Series B Preferred Stock held by the Taubman Family.

(3) Based on information set forth in the Taubman Family Schedule 13D, pursuant to the Voting Agreements, Mr. R. Taubman has the sole and absolute right to vote 885,584 shares of Common Stock and 1,555,178 shares of Series B Preferred Stock. As set forth in the Taubman Family
       Schedule 13D, the Taubman Family holds 500,437 shares of Common Stock (excluding the 245,016 and 584,064 presently vested options (each of which entitles the holder thereof to purchase one Unit which, in turn, is convertible into one share of Common Stock) granted to Mr. R. Taubman and Mr. W. Taubman, respectively) and 25,228,882 shares of Series B Preferred Stock. When combined with the shares of Common Stock and Series B Preferred Stock subject to the Voting Agreements and excluding the vested options referred to above, the Taubman Family Schedule 13D reports that the Taubman Family and Mr. R. Taubman have the right to vote 26,784,060 shares of Series B Preferred Stock and 1,386,021 shares of Common Stock, representing 33.6% of the outstanding voting stock of the Company (calculated based on 52,183,395 shares of Common Stock and 31,767,066 shares of Series B Preferred Stock outstanding as of November 11, 2002).


                                     III-2

       Including the vested options referred to above, the percentage of total shares would be 34.2% (calculated based on 52,205,122 shares of Common Stock and 31, 767,066 shares of Series B Preferred Stock outstanding as of December 6, 2002).

(4) Based on information set forth in the 2002 Proxy Statement and the Taubman Family Schedule 13D, consists of 584,064 shares of Common Stock that Mr. W. Taubman has the right to receive upon the exchange of Units of Partnership Interest that are subject to vested options granted under the 1992 Incentive Option Plan of TRG ("Incentive Options"), 150,000 shares of Common Stock owned by Mr. W. Taubman and 13,500 shares of Common Stock owned by his children and for which Mr. W. Taubman disclaims any beneficial interest. According to the 2002 Proxy Statement, excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr.
       W. Taubman has no voting or dispositive control over such entities' assets. Mr. W. Taubman disclaims any beneficial interest in the Voting Stock held by TRAP, TRV, Taub-Co, and TG beyond his pecuniary interest in the entities that own the securities.

(5) Based on information set forth in the 2002 Proxy Statement, excludes 547,945 shares of Series B Preferred Stock that R&W holds and that are included in Mr. R. Taubman's holdings described in footnote (2) above. According to the 2002 Proxy Statement, excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. W. Taubman has no voting or dispositive control over such entities' assets. Mr. W. Taubman disclaims any beneficial interest in the Series B Preferred Stock held by R&W and in the Voting Stock held by TRAP, TRV, Taub-Co, and TG beyond his pecuniary interest in the entities that own the securities.

(6) Based on information set forth in the 2002 Proxy Statement, consists of 7,500 shares of Common Stock that Ms. Payne owns and 600,828 shares of Common Stock that Ms. Payne will have the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options.

(7) Based on information set forth in the 2002 Proxy Statement, consists of 1,504 shares of Common Stock owned by Mr. Lord, 530 shares of Common Stock owned by Mr. Lord's wife for which he disclaims any beneficial interest.

(8) Based on information set forth in the 2002 Proxy Statement, consists of 193,095 shares of Series B Preferred Stock acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. According to the 2002 Proxy Statement, does not include 174,058 shares of Series B Preferred Stock acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy and over which Mr. Lord has not voting or dispositive power.

(9) Based on information set forth in the 2002 Proxy Statement and the Company Schedule 14D-9, consists of 23,727 shares of Common Stock that Mr. Simon owns, 3,191 shares of Common Stock which Mr. Simon may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan.

(10) Based on information set forth in the 2002 Proxy Statement, excludes 15,000 shares of Series A Cumulative Redeemable Stock ("Series A Preferred Stock") owned by Mr. Chazen and 20,000 shares (or, in the aggregate, less than 1%) of Series A Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership. The Series A Preferred Stock does not entitle its holders to vote.

(11) Based on information set forth in the 2002 Proxy Statement, includes 80,000 shares of Common Stock held by The Gilbert 1996 Charitable Remainder Trust, an irrevocable trust of which Mr. Gilbert is a co-trustee. According to the 2002 Proxy Statement, Mr. Gilbert disclaims any beneficial interest in such shares beyond any deemed pecuniary interest as the result of his wife's current beneficial interest in the trust.


                                     III-3

Except as otherwise noted, the information concerning the Company in this Solicitation Statement has been taken from or is based upon documents and records on file with the Commission and other publicly available information. SPG disclaims any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company or any other third party to disclose events that may have occurred any may affect the significance or accuracy of any such information but which are unknown to SPG.












                                      III-1

                                    IMPORTANT

       Your action is important! No matter how many Shares you own, please give SPG your Agent Designation by:

       1.     SIGNING the enclosed GREEN AGENT DESIGNATION;

       2.     DATING the enclosed GREEN AGENT DESIGNATION; and

       3. MAILING the enclosed GREEN AGENT DESIGNATION TODAY in the envelope provided (no postage is required if mailed in the United States).

       If you hold your Shares in the name of one or more brokerage firms, banks, nominees or other institution, only they can sign an Agent Designation with respect to your Shares, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN AGENT DESIGNATION.

       If you have any questions or require any additional information concerning this Solicitation Statement, please contact MacKenzie Partners at the address set forth below.

                         [MACKENZIE PARTNERS, INC. LOGO]

                               105 MADISON AVENUE
                            NEW YORK, NEW YORK 10016

                          CALL COLLECT: (212) 929-5500
                                       OR
                         CALL TOLL-FREE: (800) 322-2885
                               FAX: (212) 929-0308

GREEN AGENT DESIGNATION CARD

                                AGENT DESIGNATION
                    TO SHAREHOLDERS OF TAUBMAN CENTERS, INC.

       THIS AGENT DESIGNATION IS SOLICITED BY SIMON PROPERTY GROUP INC. AND SIMON PROPERTY ACQUISITIONS, INC. FOR THE APPOINTMENT OF DESIGNATED AGENTS TO CALL A SPECIAL MEETING OF THE SHAREHOLDERS OF TAUBMAN CENTERS, INC.

       Each of the undersigned hereby constitutes and appoints Stephen E. Sterrett, James M. Barkley, Esq. and Shelly J. Doran, and each of them, with full power of substitution, the proxies and agents of the undersigned (said proxies and agents, together with each substitute appointed by any of them, if any, collectively, the "Designated Agents") in respect of all common stock, par value $.01 per share and Series B Non-Participating Convertible Preferred Stock, par value $.001 per share, of Taubman Centers, Inc. (the "Company") owned by the undersigned to do any or all of the following, to which each of the undersigned hereby consents:

       1. To take all action necessary (including applying to the circuit court in Oakland County, Michigan) to call (BUT NOT TO VOTE AT) a special meeting of shareholders of the Company (the "Special Meeting"), for the purpose of considering and voting upon the Proposals as described in the Solicitation of Agent Designations of Simon Property Group, Inc. and Simon Property Acquisitions, Inc.;

       2. Without limitation of the foregoing, to fix the date and time of the Special Meeting or any adjournment thereof, and to give notice of the Special Meeting or any adjournment thereof and the purposes for which the Special Meeting or any adjournment thereof has been called;

       3. To exercise any and all other rights of each of the undersigned incidental to (i) calling the Special Meeting, (ii) causing notice of the Special Meeting to be given to the Company's shareholders and (iii) causing the purposes of the authority expressly granted herein to the Designated Agents to be carried into effect; provided, however, that NOTHING CONTAINED IN THIS INSTRUMENT SHALL BE CONSTRUED TO GRANT THE DESIGNATED AGENTS THE RIGHT, POWER OR AUTHORITY TO VOTE ANY SHARES OWNED BY THE UNDERSIGNED AT THE SPECIAL MEETING.

Date: _________________, 2003


                                   ---------------------------------------------
                                   Signature


                                   ---------------------------------------------
                                   Signature, if jointly held


                                   Title:
                                          --------------------------------------

                            Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

          PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.